                             LETTER LOAN AGREEMENT

                                  July 1, 2000


           The undersigned, U.S. PHYSICAL THERAPY, INC., a Nevada corporation ("BORROWER"), has requested that SOUTHWEST BANK OF TEXAS, N.A. ("BANK") provide to Borrower a TWO MILLION FIVE HUNDRED THOUSAND DOLLAR ($2,500,000.00) convertible line of credit facility and FIVE HUNDRED THOUSAND DOLLAR ($500,000.00) revolving credit facility and Bank is willing to provide such credit facility to Borrower upon the terms and subject to the conditions set forth in this letter loan agreement (this "AGREEMENT"). In consideration for the above premises and the mutual promises and covenants herein contained, Borrower and Bank hereby agree as follows:

           1. Credit Facilities.

                     (a) Convertible Line of Credit. On the terms and subject to the conditions hereinafter set forth, Bank agrees to make loans to Borrower (each a "CONVERTIBLE LINE OF CREDIT LOAN") on any business day prior to December 31, 2000 (the "CONVERSION DATE") in such amounts as Borrower may request, up to but not exceeding an aggregate principal sum of $2,500,000 (the " LOAN"). Within such limits and during the period from the date of this Agreement to the Conversion Date (the "CONVERTIBLE LINE OF CREDIT PERIOD"), Borrower may borrow under the Convertible Line of Credit Loan. The Bank shall have no obligation to make additional Convertible Line of Credit Loans to Borrower following the Line of Credit Conversion Date. The principal amount of Convertible Line of Credit Loans outstanding on the Conversion Date shall be due and payable as provided below with a final maturity date of June 30, 2003 (the "LINE OF CREDIT MATURITY DATE").

                     (b) Unsecured Revolving Line of Credit. On the terms and subject to the conditions hereinafter set forth, Bank agrees to make loans to Borrower (each a "REVOLVING LOAN") on any business day prior to July 1, 2001 (the "REVOLVER TERMINATION Date") in such amounts as Borrower may request, up to but not exceeding an aggregate principal sum at any time outstanding of $500,000.00 (the "REVOLVING LINE OF CREDIT COMMITMENT"). Within such limits and during the period from the date of this Agreement to the Revolver Termination Date (the "REVOLVING CREDIT PERIOD") Borrower may borrow, repay and reborrow hereunder (the "REVOLVING LINE OF CREDIT"). The Convertible Line of Credit Loan and the Revolving Line of Credit are herein called the "CREDIT FACILITY"; and each Convertible Line of Credit Loan and each Revolving Loan are herein called the "LOANS".

           2.  Promissory Notes; Interest Rate; Manner of Borrowing; Etc.

           (a)  The Notes:

                     (i) Convertible Line of Credit Note. The Convertible Line of Credit Loans shall be evidenced by a promissory note (herein called, together with any renewals and extensions thereof, the "CONVERTIBLE LINE OF CREDIT NOTE") in substantially the form attached hereto as Exhibit A(i), duly executed by Borrower, dated of even date herewith, not to exceed the principal amount of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) and made payable to the order of Bank.

                     (ii) Revolving Line of Credit Note. The Revolving Loans shall be evidenced by a promissory note in substantially the form attached hereto as Exhibit A(ii), duly executed by Borrower(herein called, together with any renewals and extensions thereof the

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                     "REVOLVING LINE OF CREDIT NOTE"), dated of even date
                     herewith, in the principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) and made payable to the order of Bank. The Convertible Line of Credit Note and the Revolving Line of Credit Note are herein collectively, the "NOTES."

                     (iii) Renewal Notes. All renewals, extensions, modifications, increases, and rearrangements of the Notes, if any, shall be deemed to be made pursuant to this Agreement and accordingly, shall be subject to the terms and provisions hereof, and the Borrower shall be deemed to have ratified, as of such renewal, extension, modification, increase, or rearrangement date, all of the representations, warranties, covenants and agreements set forth herein.

           (b) Principal and Interest Note Payments.

                     (i) Convertible Line of Credit Note. The principal of and interest to accrue on the Convertible Line of Credit Loan shall be due and payable as follows: Principal shall be due and payable in ten (10) equal quarterly payments of $250,000 each on the last day of each March, June, September and December, until the Line of Credit Maturity Date commencing March 31, 2001; and interest shall be due and payable quarterly as it accrues commencing September 30, 2000, and continuing on the last day of each March, June, September and December thereafter until the Line of Credit Maturity Date.

                     (ii) Revolving Line of Credit Note. The principal of and interest to accrue on the Revolving Loans shall be due and payable as follows: Interest to accrue on the Revolving Loans shall be due and payable quarterly as it accrues, with the first installment to be due and payable on or before the last day of September 2000, with a like installment of all accrued but unpaid interest to be due and payable on or before the same day of each December, March, June and September succeeding thereafter until the Revolver Termination Date on which date both all outstanding principal and accrued but unpaid interest thereon shall be due and payable in full.

                     (iii) Payment Dates. Should the principal of, or any installment of interest on, the Notes become due and payable on any day other than a business day, the maturity thereof shall be extended to the next succeeding business day, and interest shall be payable with respect to such extension.

           (c) Payment Location. All payments on the Notes shall be made to Bank at its principal office in Houston, Texas by company check or, if required by Bank, by automatic debit provided sufficient funds exist in Borrower's operating account at Bank, in immediately available funds, and payments shall be applied first to expenses, if any, due hereunder and outstanding, then to accrued interest and then to principal.

           (d) Interest Rate. The Loan shall bear interest on the outstanding and unpaid principal balance thereof, from the date such Loans are made until they become due for each date at the rates set forth in the Notes.

           (e) Manner of Borrowing under the Credit Facilities. During the Convertible Line of Credit Period and the Revolving Credit Period respectively, Borrower shall give Bank prior written notice on or before 10:00 a.m. (Houston, Texas time) one business day before a Loan under each such Credit Facility is requested (a "NOTICE OF BORROWING") hereunder in form and substance acceptable to Bank and shall specify the Credit Facility, aggregate amount and requested date of such Loan. Not later than 2:00 p.m.,

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Houston, Texas time, on the business day specified, subject to the terms and conditions of this Agreement, Bank shall make available to Borrower the requested Loan in immediately available funds in Borrower's operating account maintained at Bank, or as otherwise directed in the Notice of Borrowing.

           (f) Commitment Fee. Borrower shall pay Bank a fee on the average daily amount of the difference between $500,000.00 and the aggregate amount of all outstanding Revolving Loans at a per annum rate equal to three-eighths of one percent (3/8%). Such fee shall accrue from the date all conditions in
Section 3(a) hereof are satisfied to the Revolver Termination Date and shall be due and payable quarterly in arrears on the same day as interest payments are due under the Revolving Line of Credit Note through the Revolver Termination Date, with the final payment to be made on the Revolver Termination Date.

           3.  Conditions Precedent.

           (a) Conditions of Initial Loans. The obligation of Bank to make the initial Loans to Borrower is subject to the conditions precedent that:
(i) Bank shall have received duly executed this Agreement, the Notes, the Guaranties executed by U.S. P-T Delaware, Inc., Rehab Partners #1, Inc., Rehab Partners #2, Inc., Rehab Partners #3, Inc., Rehab Partners #4, Inc., Rehab Partners #5, Inc. and Rehab Partners #6, Inc. (herein collectively "Guarantors") and any other documents and instruments contemplated hereby or executed in connection herewith, and any modifications thereof (hereinafter collectively referred to as the "LOAN DOCUMENTS"); (ii) Bank shall have received the other documents listed on Exhibit B attached hereto in form and substance acceptable to Bank and its legal counsel; and (iii) Borrower shall have paid to Bank (A) all reasonable fees to be received by Bank pursuant to this Agreement or any other Loan Document, (B) as reimbursement to the Bank an amount equal to the reasonable fees and out-of-pocket expenses of Bank's counsel incurred in connection with the preparation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and (C) a fee equal to one-quarter of one percent (0.25%) of the $3,000,000.00 commitment hereunder.

           (b) Conditions of All Loans. The obligation of Bank to make any Loan under this Agreement (including the initial Loans) shall be subject to the conditions precedent that, as of the date of such Loan and after giving effect thereto: (i) there exists no Default or Event of Default; (ii) there exists no change that would cause a material adverse change in, or effect upon, (A) the validity, performance or enforceability of any Loan Documents, (B) the financial condition or business operations of Borrower or any Guarantor, or (C) the ability of Borrower or any Guarantor to fulfill its obligations under the Loan Documents (a "MATERIAL ADVERSE EFFECT"); (iii) Bank shall have received from Borrower a Notice of Borrowing dated as of the date of such Loan and all of the statements contained in such Notice of Borrowing shall be true and correct; (iv) the representations and warranties contained in each of the Loan Documents shall be true in all respects as though made on the date of such Loan; and (v) the making of the Loans shall be permitted by the laws and regulations of each jurisdiction to which Bank or Borrower may be subject (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System), and shall not subject Bank to any penalty or, in the reasonable judgment of the Bank, other burdensome condition under or pursuant to any applicable law or governmental regulation.

           4. Representations and Warranties. In order to induce Bank to make the Loans hereunder, Borrower represents and warrants to Bank that:

           (a) The Borrower is a corporation, duly organized and in good standing, under the laws of the State of Nevada and each of Borrower's Subsidiaries is incorporated in the states identified under Exhibit C hereto and Borrower and each of its Subsidiaries has the power to own its property and to carry on its business in each jurisdiction in which it operates;

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           (b) The Borrower has full power and authority to enter into this
Agreement, to make the borrowing hereunder, to execute and deliver the Loan Documents and to incur the obligations provided for in the Loan Documents, all of which has been duly authorized by all necessary corporate action;

           (c) The Borrower has no subsidiaries other than those companies described on Exhibit C hereto (herein collectively the "Subsidiaries" and each individually a "Subsidiary"); for purposes of compliance with Section 3(b)(iv), Borrower shall only be required to update Exhibit C once every quarter of the fiscal year.

           (d) The Loan Documents are the legal and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights;

           (e) Neither the execution and delivery of this Agreement and the other Loan Documents, nor consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will contravene or conflict with (i) any provision of law, statute or regulation to which Borrower is subject, or (ii) any judgment, license, order or permit applicable to Borrower or any indenture, mortgage, deed of trust or other instrument to which Borrower may be subject; no consent, approval, authorization or order of any court, governmental authority or third party is required in connection with the execution and delivery by Borrower of this Agreement or any of the other Loan Documents or to consummate the transactions contemplated herein or therein;

           (f) All financial statements delivered by Borrower to Bank prior to the date hereof are true and correct, fairly present the financial condition of Borrower and its Subsidiaries and have been prepared in accordance with generally accepted accounting principles, consistently applied, and no material adverse changes have occurred in the financial condition or business of Borrower or its Subsidiaries since the date of the most recent financial statements which Borrower has delivered to Bank;

           (g) No litigation, investigation, or governmental proceeding is pending, or, to the knowledge of any of Borrower's officers, threatened against or affecting Borrower or its Subsidiaries, which may result in any material adverse change in Borrower's and its Subsidiaries' business, properties or operations on a consolidated basis;

           (h) There is no fact known to Borrower that Borrower has not disclosed to Bank in writing which may result in any material adverse change in Borrower's or its Subsidiaries' business, properties or operations;

           (i) Borrower and its Subsidiaries own all of the assets reflected on its most recent balance sheet free and clear of all liens, security interests or other encumbrances, except as listed on Exhibit E;

           (j) The principal office, chief executive office and principal place of business of Borrower is in Houston, Harris County, Texas;

           (k) Borrower and each of its Subsidiaries has filed all tax returns to be filed, or received an extension for the filing of such tax return, and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for the payment thereof;

           (l) Borrower is not in material violation of any law, ordinance, governmental rule or regulation to which it is subject, and is not in default under any material agreement, contract or understanding to which it is a party;

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           (m) Borrower and each of its Subsidiaries and any properties or assets owned by Borrower and each of its Subsidiaries are not in violation of, in any material respect, any environmental laws, nor is there existing, pending or threatened any investigation or inquiry by any governmental authority pursuant to any environmental laws, nor is there existing or pending any remedial obligations under any environmental laws;

           (n) The proceeds of the Notes shall be used by the Borrower for general corporate needs. No part of the proceeds received under this Agreement or the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying, or the payment in full or in part, of indebtedness which was incurred for the purpose of purchasing or carrying, any margin stock, as such term is defined in Regulation U of the Board of Governors of the Federal Revenue System, 12 C.F.R., Part 221 ("REGULATION U"). No part of proceeds received under this Agreement or the Notes will be used for any purpose which violates Regulation X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 224 ("REGULATION X"). All Loans evidenced by the Notes are and shall be "business loans," as such term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended, and such loans are for business or commercial purposes and not primarily for personal, family, or household use, as such terms are used in the Federal Truth-in-Lending Act and in chapter One of the Texas Credit Code; and

           (o) All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower to Bank for purposes or in connection with this Agreement and the Notes or any transaction contemplated herein is, and all other such information hereafter furnished by or on behalf of the Borrower to Bank will be, true and accurate on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

           5. Affirmative Covenants. Until payment in full of the Notes and all other obligations and liabilities of Borrower hereunder, and until the expiration and termination of Bank's obligation hereunder, Borrower agrees and covenants that (unless Bank shall otherwise consent in writing):

           (a) Borrower shall conduct its business in an orderly and efficient manner consistent with good business practices and in accordance with all valid regulations, laws and orders of any governmental authority and will act in accordance with customary industry standards in maintaining and operating its assets, properties and investments;

           (b) Borrower shall maintain materially complete and accurate books and records of its transactions prepared on a consistent basis, and upon reasonable notice will coordinate with and give Bank access to all books, records and documents of Borrower and each of its Subsidiaries and permit Bank to make and take away copies thereof during Borrower's regular business hours so as to not unreasonably interfere with Borrower's and its Subsidiaries' normal business operations;

           (c) Borrower shall furnish to Bank as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of Borrower, copies of the balance sheet of Borrower and its Subsidiaries on a consolidated basis (such Subsidiaries included in Borrower's consolidated financial statements are herein called "CONSOLIDATED SUBSIDIARIES") as of the end of such fiscal period, and statements of income and changes in cash flow of Borrower and its Subsidiaries on a consolidated basis for the portion of the fiscal year ending with such period, all in reasonable detail, and certified by the chief financial officer of Borrower in the form of Exhibit D attached hereto as being true and correct and as having been prepared in accordance with generally accepted accounting principles, consistently applied, subject to year-end adjustments and shall provide to Bank copies of its 10-Q as filed with the Securities Exchange Commission;


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           (d) Borrower shall furnish to Bank as soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of Borrower, copies of the audited balance sheet of Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal year, and statements of income and retained earnings and changes in cash flow of Borrower and its Subsidiaries on a consolidated basis for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by an unqualified opinion (or if qualified, of a non-material nature (e.g., FASB changes of accounting principles) or nothing indicative of an ongoing concern or material misrepresentation nature) of independent public accountants of recognized national standing selected by Borrower and satisfactory to Bank, to the effect that (i) such financial statements have been prepared in accordance with generally accepted accounting principles, (ii) the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards, and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and (iii) certified by Borrower's Chief Financial Officer that Borrower's Chief Financial Officer has not become aware of any condition or event which would constitute a default or an Event of Default under any of the terms or provisions of this Agreement and, if any such condition or event then exists, specifying in the nature and period of existence thereof;

           (e) Borrower shall furnish to Bank, immediately upon becoming aware of the existence of any condition or event constituting an Event of Default or event which, with the lapse of time and/or giving of notice would constitute an Event of Default, written notice specifying the nature and period of existence thereof and any action which Borrower is taking or proposes to take with respect thereto;

           (f) Borrower shall promptly notify Bank of (i) any material adverse change in Borrower's financial condition or business; (ii) any default under any material agreement, contract or other instrument to which Borrower is a party or by which any of its Subsidiaries or its properties are bound, or any acceleration of any maturity of any indebtedness owing by Borrower or any of its Subsidiaries; (iii) any material adverse claim against or affecting Borrower or any of its Subsidiaries; and (iv) any litigation, or any claim or controversy which might become the subject of litigation, against Borrower or any of its Subsidiaries or affecting any of Borrower's or any of its Subsidiaries' property, if such litigation or potential litigation might, in the event of an unfavorable outcome, have a material adverse effect on Borrower's or any of its Subsidiaries' financial condition or business or might cause an Event of Default;


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           (g) Borrower shall promptly furnish to Bank, at Bank's request, such additional financial or other information concerning assets, liabilities, operations and transactions of Borrower and its Subsidiaries as Bank may from time to time reasonably request;

           (h) Borrower shall, and shall cause each of its Subsidiaries to, promptly pay all lawful claims, whether for labor, materials or otherwise, which might or could, if unpaid, become a lien or charge on any property or assets of Borrower and its Subsidiaries, unless and to the extent only that the same are being contested in good faith by appropriate proceedings and reserves have been established therefor;

           (i) Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain all licenses, privileges, franchises, certificates and the like necessary for the operation of its business;

           (j) Borrower shall, and shall cause each of its Subsidiaries to, execute such additional instruments as may be reasonably requested by Bank in order to carry out the intent of this Agreement and to perfect or give further assurances of any of the rights granted or provided for hereunder or under any of the Loan Documents;

           (k) Borrower shall indemnify, defend and hold harmless Bank and its directors, officers, agents, attorneys, and employees (individually, an "INDEMNITEE" and collectively, the "INDEMNITEES") from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency and expense (including interest, penalties, attorneys' fees and amounts paid in settlement) to which the Indemnitees may become subject arising out of this Agreement and the other Loan Documents other than those which arise by reason of the gross negligence or willful misconduct of Bank, BUT SPECIFICALLY INCLUDING ANY LOSS, LIABILITY, OBLIGATION, DAMAGE, PENALTY, JUDGMENT, CLAIM, DEFICIENCY OR EXPENSE ARISING OUT OF THE SOLE OR CONCURRENT NEGLIGENCE OF BANK. Borrower shall also indemnify, protect and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses (including without limitation all reasonable attorneys' fees and legal expenses whether or not suit is brought), and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against such Indemnitee, with respect to or as a direct or indirect result of the violation by Borrower of any environmental law. The provisions of and undertakings and indemnifications set forth in this Section shall survive (i) the satisfaction and payment of the Loans and termination of this Agreement and (ii) the release of any security interests held by Bank or the extinguishment of such security interests by foreclosure or action in lieu thereof;

           (l) Borrower shall use the proceeds of the Line of Credit Loan to repurchase up to 565,000 shares of Borrower's outstanding common stock provided the weighted average price per share repurchased shall not exceed $12.00;

           (m) Borrower shall use the proceeds of the Revolving Loan for general working capital purposes.

           6. Negative Covenants. Until payment in full of the Notes and all other obligations and liabilities of Borrower hereunder, and until the expiration and termination of Bank's obligation hereunder, Borrower agrees and covenants that it shall not and shall not permit any of its Subsidiaries to (unless Bank shall otherwise consent in writing):

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
           (a) create, incur or assume any indebtedness or borrow money, except for (i) the Loans hereunder, (ii) intercompany indebtedness between Borrower and any Consolidated Subsidiaries, (iii) trade debt incurred in the ordinary course of Borrower's and its Subsidiaries' business, including under office space leases, (iv) debt reflected on Borrower's most recent balance sheet, and
(v) additional debt not to exceed $500,000.00.

           (b) endorse, guarantee, or otherwise become liable for the obligations of any person, firm or corporation except for endorsements of negotiable instruments by Borrower and its Subsidiaries' in the ordinary course of business and except as provided in 6(a)(v) above.

           (c) mortgage, assign, encumber, hypothecate or grant a security interest in any of Borrower's or any of its Subsidiaries' assets, except to Bank (provided, however, that the foregoing shall not apply to inchoate landlord liens and liens for taxes which are not delinquent or which are being contested in good faith and liens resulting from deposits to secure the payments of workmen's compensation or social security or to secure the performance of bids or contracts in the ordinary course of business);

           (d) liquidate, dissolve or reorganize Borrower or any Consolidated Subsidiary; or merge or consolidate Borrower or any Consolidated Subsidiary with, or permit Borrower or any Consolidated Subsidiary to acquire all or substantially all of the assets of, any other company, firm or association except with respect to wholly-owned Subsidiaries of Borrower; or make any other change in Borrower's or any Consolidated Subsidiary's capitalization or its business if any such transaction would have a Material Adverse effect on Borrower's capitalization or business;

           (e) pay any dividends on any of its outstanding stock (other than dividends by Borrower's Subsidiaries to Borrower); own, purchase or acquire, directly or indirectly, any promissory notes, stock or securities of any person, firm or corporation, other than Borrower's or Borrower's Subsidiaries, commercial paper of an isuer rated at least "A - 1" by Standard and Poor's Ratings Group, a Division of McGraw-Hill, Inc., "P - 1" by Moody's Investor Service, Inc. or "F - 1" by Fitch IBCA and securities guaranteed as to the principal and interest by the United States government; or make any loans or advances to any other person other than Borrower's employees and its Consolidated Subsidiaries;

           (f) sell any of its assets used or useful in its business, except in the ordinary course of business; or sell any of its assets to any other person, firm or corporation with the agreement that such assets shall be leased back to Borrower.

           7.  Financial Covenants.

           (a) For purposes of this Section 7, the following terms shall have the respective meanings assigned to them below:

                     "CAPEX" means, for any person on a consolidated basis as of any period, the aggregate amount of expenditures related to equipment, leasehold improvements and other tangible assets.

                     "Current Assets" means, as of any date, the total assets of Borrower on a consolidated basis that would be reflected on a balance sheet of Borrower as "current assets" in accordance with GAAP.

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
                     "Current Liabilities" means, as of any date, the total liabilities of Borrower on a consolidated basis that would be reflected on a balance sheet of Borrower as "current liabilities" in accordance with GAAP.

                     "EBITDA" means, as of any date, with respect to Borrower on a consolidated basis , without duplication, (i) Net Income plus
           (ii) depreciation, depletion, amortization and other non-cash items (including non-cash minority interests expenses) reducing Net Income plus (iii) interest expenses plus (iv) income tax expenses, all determined in accordance with GAAP.

                     "GAAP" means generally accepted accounting principles, applied on a consistent basis, that are applicable in the circumstances as of the date in question.

                     "Intangible Assets" means assets that are (i) deferred assets, other than prepaid insurance, prepaid taxes and deferred taxes, (ii) patents, copyrights, trademarks, tradenames, franchises, goodwill, experimental expenses and other similar assets which would be classified as intangible assets on a balance sheet, and (iii) unamortized debt discount and expense.

                     "Net Income" means, for any period, the net earnings (or loss) after taxes of Borrower on a consolidated basis for such period determined in accordance with GAAP.

                     "Subordinated Debt" means those certain 8% convertible subordinated notes issued by Borrower June 2, 1993, April 7, 1994 and May 2, 1994 in the aggregate amount of $8,050,000.00 due June 30, 2003 and June 30, 2004.

                     "Tangible Net Worth" means the total shareholders' equity of Borrower, plus outstanding Subordinated Debt less the aggregate book value of Intangible Assets.

                     "Total Liabilities" means, as of any date, the liabilities of Borrower on a consolidated basis that would be reflected on a balance sheet of Borrower as "liabilities" in accordance with GAAP excluding the outstanding Subordinated Debt.

           (b) Until payment in full of the Notes and all other obligations and liabilities of Borrower hereunder, Borrower covenants that it shall not (unless Bank shall otherwise consent in writing):

                     (i) permit the ratio of its Current Assets to its Current Liabilities to be less than 2.0 to 1.0;

                     (ii) permit its ratio of Total Liabilities to Tangible Net Worth to be greater than 1.25 to 1.00;

                     (iii) permit, at all times after December 31, 1999, its Tangible Net Worth to be less than $10,000,000.00 plus 50% of Net Income, on a cumulative basis (provided that no negative adjustment will be made in the event that Net Income is a deficit figure for such period);

                     (iv) permit, for any period, the ratio of Borrower's (x) EBITDA to (y) CAPEX plus dividends plus cash interest expenses plus scheduled debt repayments plus cash tax expenses all on a consolidated basis to be less than 1.25 to 1.00, in each case for the one-year period ending on the last day of such period; or

                     (v) permit Net Income to be negative for two or more consecutive fiscal quarters.

           8. Default. An Event of Default shall exist if any one or more of the following events (individually, an "EVENT OF DEFAULT" and collectively, "EVENTS OF DEFAULT") shall occur:

           (a) Borrower shall fail to pay when due any principal of, or interest on, the Notes or any other fee or payment due hereunder or under any of the Loan Documents;

           (b) any representation or warranty made in any of the Loan Documents shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made;

           (c) default shall occur in the performance of any of the covenants or agreements of Borrower contained herein or in any of the other Loan Documents other than as specifically set forth under this Section 8 and such default shall remain uncured for a period of 10 days following notice of same;

           (d) Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, custodian, trustee, intervener or liquidator of such party or of all or a substantial part of such party's assets, (ii) voluntarily become the subject of a bankruptcy, reorganization or insolvency proceeding or be insolvent or admit in writing that such party is unable to pay its debts as they become due or generally not pay such party's debts as they become due, (iii) make a general assignment for the benefit of creditors (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against such party in any bankruptcy, reorganization or insolvency proceeding, (vi) become the subject of an order for relief under any bankruptcy, reorganization or insolvency proceeding, or
(vii) fail to pay any money judgment against such party before the expiration of thirty days after such judgment becomes final and no longer subject to appeal;

           (e) an order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition appointing a receiver, custodian, trustee, intervener or liquidator of Borrower and of its Subsidiaries or of all or substantially all of such person's assets, and such order, judgment or decree shall continue unstayed and in effect for a period of 30 days; or a complaint or petition shall be filed against Borrower or any of its Subsidiaries seeking or instituting a bankruptcy, insolvency, reorganization, rehabilitation or receivership proceeding of such persons and such petition or complaint shall not have been dismissed within sixty (60) days;

           (f) Borrower shall default in the payment of the Subordinated Debt or any other indebtedness in excess of $75,000.00 of Borrower or in the performance of any of its obligations under such indebtedness and such default shall continue for more than any applicable period of grace for which adequate reserves have been set aside if disputed; or

           (g) Any final judgment(s) for the payment of money in excess of $75,000.00 shall be rendered against Borrower or any of its Subsidiaries and such judgment(s) shall not be satisfied or discharged at least ten (10) days prior to the date on which any of such person's assets could be lawfully sold to satisfy such judgment(s).

           9. Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then Bank at its option may (i) declare the principal of, and all interest then accrued on, the Notes and any other liabilities of Borrower to Bank to be forthwith due and payable, whereupon the same shall forthwith become due and payable without notice, presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding, (ii) reduce any claim to judgment, and/or (iii) without notice of default or demand, pursue and enforce any of Bank's rights and remedies under the Loan Documents or otherwise provided under or pursuant to any applicable law or agreement.

           10. Miscellaneous.

           (a) Waiver. No failure to exercise, and no delay in exercising, on the part of Bank, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Bank hereunder and under the other Loan Documents shall be in addition to all other rights provided by law. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

           (b) Notices. Any notices or other communications required or permitted to be given by any of the Loan Documents must be given in writing and must be personally delivered or mailed by prepaid certified or registered mail to the party to whom such notice or communication is directed at the address of such party as follows: (i) Borrower: U.S. Physical Therapy, Inc., 3040 Post Oak Blvd., Suite 222, Houston, Texas 77056, Attention: J. Michael Mullin, Chief Financial Officer, and (ii) Bank: Southwest Bank of Texas, 4400 Post Oak Park, Houston, Texas 77027, Attention: Ms. Carmen Dunmire, Vice President. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered as aforesaid or, if mailed, on the third day after it is mailed as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to all other parties pursuant to this paragraph 9(b).

           (c) Governing Law. This Agreement and the other Loan Documents are being executed and delivered, and are intended to be performed, in the State of Texas, and the substantive laws of Texas shall govern the validity, construction, enforcement and interpretation of this Agreement and all other Loan Documents, except to the extent: (i) otherwise specified therein; (ii) the federal laws governing national banks expressly supersede and have contrary application; or (iii) federal laws governing maximum interest rates shall provide for rates of interest higher than those permitted under the laws of the State of Texas.

           (d) Arbitration. All disputes, claims and controversies between the undersigned, whether individual, joint, or class in nature, arising from this Agreement, the Loan Documents or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association, upon request of any of the undersigned. No act to take or dispose of any collateral securing the Loan shall constitute a waiver of this arbitration provision or be prohibited by this arbitration provision. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right concerning any collateral securing the Loan, including any claim to rescind, reform, or otherwise modify any agreement relating to the collateral securing the Loan, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction; provided, however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 USC ss. 91, Texas Banking Code art. 342-8.002 or any other protection provided banks by the laws of Texas or the United States. The statutes of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in any action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision. If the Federal Arbitration Act is inapplicable to any such claim or controversy for any reason, such arbitration shall be conducted pursuant to the Texas General Arbitration Act and in accordance with this arbitration provision and Commercial Arbitration Rules of the American Arbitration Association.

           (e) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, then such provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

           (f) Interest.

                     (i) It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by Bank or any other Person to Borrower or any other Person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes or any other Loan Document shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (A) the provisions of this paragraph shall govern and control, (B) neither Borrower nor any other Person now or hereafter liable for the payment of the Notes or any obligation shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (C) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Notes or other obligations, as applicable, or, if the Notes or other obligations, as applicable, have been or would be paid in full, refunded to Borrower, and (D) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment thereof and otherwise relating thereto, and any communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, collected, taken, reserved, or received in connection with the Notes, this Agreement or any other Loan Document which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans or other obligations, as applicable, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

                     (ii) Texas Finance Code, Chapter 346 (formerly Tex. Rev. Civ. Stat., Title 79, Chapter 15), which regulates certain revolving loan accounts and revolving triparty accounts, shall not apply to any revolving loan accounts created under the Notes, this Agreement or the other Loan Documents or maintained in connection therewith.

                     (iii) To the extent that the interest rate laws of the State of Texas are applicable to the Loans or any other obligations, the applicable interest rate ceiling is the weekly ceiling (formerly the indicated rate ceiling) determined in accordance with Tex. Rev. Civ. Stat., Title 79, Article 5069-1D.003, also codified at Texas Finance Code, Section 303.301 (formerly Article 5069-1.01(a)(1)), and, to the extent that this Agreement, the Notes or any other Loan Document is deemed an open end account as such term is defined in Tex. Rev. Civ. Stat., Title 79,
                     Article 5069-1B.002(14), also codified at Texas Finance Code Section 3.01.001(3) (formerly Article 5069-1.01(f)), the Bank retains the right to modify the interest rate in accordance with applicable law.

           (g) Entirety and Amendments. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof, and this Agreement and the other Loan Documents may be amended only by an instrument in writing executed by the party, or an authorized officer of the party, against whom such amendment is sought to be enforced.

           (h) Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Borrower may not, without the prior written consent of Bank, assign any rights, powers, duties or obligations hereunder.

           (i) Expenses. Borrower will promptly pay all reasonable costs, fees and expenses paid or incurred by Bank incident to this Agreement and the other Loan Documents or incident to the collection of the Loan hereunder (including the fees and expenses of counsel to Bank).

           (j) Headings. Paragraph headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

           THIS WRITTEN LOAN AGREEMENT, THE NOTES, AND THE DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT IS OF THE PARTIES.

           THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
           -----------------------------------------------------------

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first written above.

                                  U.S. PHYSICAL THERAPY, INC., a
                                  Nevada corporation


                                  By:  /s/ J. Michael Mullin
                                       J. Michael Mullin
                                       Chief Financial Officer, Vice President

                                       - BORROWER -


                                  SOUTHWEST BANK OF TEXAS, N.A.



                                  By:  /s/ Carmen Dunmire
                                       Carmen Dunmire
                                       Vice President

                                       - BANK -

                        Convertible Line of Credit Note
                        -------------------------------


       $2,500,000.00                HOUSTON, TEXAS              JULY 1, 2000

           FOR VALUE RECEIVED, the undersigned, U.S. PHYSICAL THERAPY, INC., A NEVADA CORPORATION (herein called "MAKER"), promises to pay to the order of SOUTHWEST BANK OF TEXAS, N.A. (herein called "PAYEE," which term herein in every instance shall refer to any owner or holder of this note) the sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00), together with interest on the principal hereof from time to time outstanding from the date of advancement until maturity, at the per annum rate hereinafter stated (computed on the basis of a year of 365 days and paid for the actual number of days elapsed), said principal and interest being payable in lawful money of the United States of America at the banking quarters of Southwest Bank of Texas, N.A., 4400 Post Oak Park, Houston, Harris County, Texas, or at such other place as Payee may designate hereafter in writing.

           This note is issued pursuant to a letter loan agreement of even date herewith, by and between Maker and Payee (the "LOAN AGREEMENT"), and reference is made hereby to the Loan Agreement for certain rights as to the prepayment, the acceleration of the maturity hereof and collateral securing the payment hereof; and this note is entitled to all the benefits of the Loan Agreement. Subject to the terms and conditions of the Loan Agreement, until December 31, 2000, the undersigned may borrow under one or more loans hereunder in an aggregate principal amount not to exceed $2,500,000.00. Principal outstanding under this note on December 31, 2000, shall be due and payable as provided in the Loan Agreement.

           The principal balance hereof advanced and from time to time remaining unpaid shall bear interest during each day of the term of the loan evidenced hereby at a variable per annum rate equal to the lesser of (A) a per annum rate that is equal to (herein called the "BASIC RATE") one-half of one percent (1/2%) plus the prime rate of interest (herein called the "PRIME RATE"), being the variable per annum rate of interest most recently announced by Southwest Bank of Texas, N.A. (herein sometimes called the "BANK") as its "prime rate," with the understanding that the Bank's "prime rate" may be one of several base rates and serves as a basis upon which effective rates of interest are from time to time calculated for loans making reference thereto and may not be the lowest of the Bank's base rates, which Basic Rate shall change when and as the Prime Rate shall change, effective on the day of such change or (B) the Maximum Rate (hereinafter defined). Notwithstanding the foregoing, if at any time the Basic Rate shall exceed the Maximum Rate and thereafter the Basic Rate shall become less than the Maximum Rate, the rate of interest payable hereunder shall be the Maximum Rate until the Payee shall have received the amount of interest it would have received otherwise if the interest payable hereunder had not been limited by the Maximum Rate during the period of time the Basic Rate exceeded the Maximum Rate.

           All past due principal and interest of this note, whether due as the result of acceleration of maturity or otherwise, shall bear interest at the lesser of (1) a rate that is five percentage points above the Prime Rate as it varies or (2) the maximum lawful rate of interest permitted by the applicable usury laws, now or hereafter enacted, which interest rate (herein called the "MAXIMUM RATE") shall change when and as said laws shall change to the extent permitted by said laws, effective on the day such change in said laws becomes effective, from the date the payment thereof shall have become due until the same have been fully discharged by payment.

           The principal and interest of this note are due and payable at the offices of said Payee in Houston, Harris County, Texas, in accordance with, and as set forth in, the Loan Agreement.

           Maker and any and all sureties, guarantors and endorsers of this note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for Payee, in order to enforce payment of this note, to first institute or exhaust Payee's remedies against Maker or any other party liable therefor or against any security for this note.

           In the event of default hereunder or under any of the instruments securing payment hereof and this note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this note is collected by suit or legal proceedings or through the probate court or bankruptcy proceedings, Maker agrees to pay all reasonable attorneys' fees and all expenses of collection and costs of court.

           It is the intention of the parties hereto to comply with applicable usury laws; accordingly, Section 10(f) of the Loan Agreement is incorporated herein by reference and shall have the same force and effect as if set forth herein.

           This note shall be governed by and construed under the laws of the State of Texas and applicable United States federal law. This note is subject to the arbitration provisions under Article 10(d) of the Loan Agreement.

           Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

                                      MAKER:

                                      U. S. PHYSICAL THERAPY, INC., a Nevada
                                      corporation


                                      By: /s/ J. Michael Mullin
                                         --------------------------
                                           J. Michael Mullin
                                           Chief Financial Officer